Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Meta Financial Group, Inc.
 Sioux Falls, South Dakota

We consent to the incorporation by reference in the registration statements pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333‑22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, and No. 333-151604) of Meta Financial Group, Inc. on Form S-8 and in the registration statements (No. 333-181783, 333-184300 and 333-188535) of Meta Financial Group, Inc. on Form S-3 of our reports dated December 16, 2013, with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. and subsidiaries as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2013, and the effectiveness of internal control over financial reporting as of September 30, 2013, which reports appear in the September 30, 2013 Annual Report on Form 10‑K of Meta Financial Group, Inc.

Our report dated December 16, 2013, on the effectiveness of internal control over financial reporting as of September 30, 2013, expresses our opinion that Meta Financial Group, Inc. did not maintain effective internal control over financial reporting as of September 30, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified related to the price verification control over the fair value measurement of investment securities.

/s/ KPMG LLP

Des Moines, Iowa
 December 16, 2013